UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 22, 2009 (September 16, 2009)
Date of Report (Date of earliest event reported)

CARE INVESTMENT TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33549	38-3754322
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

505 Fifth Avenue, 6th Floor, New York, New York	10017
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 771-0505
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.
On September 16, 2009, pursuant to the Mortgage Purchase Agreement, dated September 30, 2008, by and between Care Investment Trust Inc. (the “Company”) and CIT Healthcare LLC, the Company’s external manager (the “Manager”), the Company agreed to sell to the Manager its interests in a participation loan secured by skilled nursing facilities in Michigan (the “Participation Loan”) for a purchase price of $17,383,123.66. Pursuant to the Assignment Agreement, the Company, for a period of twelve months following the closing, is obligated to indemnify the Manager for any damages suffered or incurred by the Manager due to a breach of a representation or warranty made by the Company with respect to the Participation Loan. This summary of the terms of the Assignment Agreement is qualified in its entirety by reference to the Assignment Agreement itself, which was previously filed with the Mortgage Purchase Agreement as Exhibit 10.3 to the Form 8-K filed by the Company on October 2, 2008.
Item 2.01 Completion of Acquisition or Disposition of Assets
In a series of transactions beginning with the sale of two mortgage loans to the Manager, the Company sold mortgage loans with an aggregate net carrying value of $44.7 million (13.6% of its June 30, 2009 assets) for aggregate cash consideration of $44.6 million. The series of transactions consists of the: (i) sale of four mortgage loans to CapitalSource Bank on September 15, 2009, previously reported on a Form 8-K filed on the same date, and (ii) the respective sales of two mortgage loans on August 19, 2009 and one mortgage loan on September 16, 2009 pursuant to the Mortgage Purchase Agreement. Under the Mortgage Purchase Agreement, the purchase price payable by the Manager for the loans sold to it by the Company is determined by a third party valuation of the fair market value of the loans.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed as part of this Report:
99.1 Unaudited Pro Forma Financial Statements of the Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 22, 2009

CARE INVESTMENT TRUST INC.
By:	/s/ Torey Riso
	Name:	Torey Riso
	Title:	Chief Compliance Officer & Secretary